Exhibit 99.1

JohnsonDiversey, Inc.

Unaudited Pro Forma Condensed Combined Financial Data

For the year ended January 3, 2003

(Dollars in Thousands)

The following table reconciles JohnsonDiversey, Inc.’s audited consolidated net product and service sales, sales agency fee income, net sales and net income for the year ended January 3, 2003 to unaudited pro forma amounts for the same period. The unaudited pro forma results give effect to the acquisition of the DiverseyLever business on May 3, 2002 as if the transaction had occurred at the beginning of the year ended January 3, 2003.

JohnsonDiversey previously disclosed unaudited pro forma net sales and net income in note 4 to its consolidated financial statements for the year ended January 3, 2003, which are included in JohnsonDiversey’s annual report on Form 10-K for the year ended January 2, 2004. The following table, which is furnished in response to certain investor questions raised during JohnsonDiversey’s investor conference call on March 26, 2004, presents each component of net sales on an unaudited pro forma basis and details each pro forma adjustment. Management believes that this additional pro forma information is meaningful to an investor, as it better explains previously disclosed pro forma information by explaining the impact of each pro forma adjustment on each component of net sales.

The following unaudited pro forma results are for informational purposes only. The pro forma net sales and net income are not necessarily indicative of what JohnsonDiversey’s results of operations would have been if the acquisition of the DiverseyLever business had actually occurred at the beginning of its year ended January 3, 2003 and is not necessarily indicative of its future results of operations. You should read the following unaudited pro forma results in conjunction with the information included under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with the audited historical consolidated financial statements of JohnsonDiversey included in its annual report on Form 10-K for the year ended January 2, 2004, filed with the Securities and Exchange Commission on March 25, 2004.

	JohnsonDiversey, Inc. Historical (1)	DiverseyLever Group Historical (2)	Unilever Consumer Brands Business Historical (2)	JohnsonDiversey, Inc. Pro Forma Adjustments		JohnsonDiversey, Inc. Pro Forma
Net product and service sales	2,142,109	531,400	(73,600)	—		2,599,909
Sales agency fee income	54,286	—	—	4,700	(3)	58,986

Net sales	2,196,395	531,400	(73,600)	4,700		2,658,895

Net income	29,568	12,650	(9,200)	(24,151	)(4)	8,867

(1)	Results include DiverseyLever group operations and Unilever sales agency fee income from May 4, 2002, the date following the acquisition, through January 3, 2003, the end of JohnsonDiversey’s 2002 fiscal year.
(2)	Results include DiverseyLever group operations less the Unilever consumer brands business, which was not acquired by JohnsonDiversey, from January 1, 2002 through May 3, 2002, the date of the acquisition.
(3)	Amount represents sales agency fee income, net of related operating costs, for the four fiscal months ended May 3, 2002.
(4)	Amount represents acquisition and financing adjustments for the four fiscal months ended May 3, 2002, including $4,700 of additional sales agency fee income (net of related operating costs), less $9,445 of depreciation and amortization expense and $33,596 of interest expense, net of income tax benefits of $14,190.